Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Feb-05	Jan-05	Dec-04
Yield	15.97%	14.73%	15.79%
Less: Coupon	3.01%	2.92%	2.87%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.07%	5.33%	6.07%
Excess Spread	6.39%	4.98%	5.35%

Three Month Average Excess Spread	5.57%	5.24%	5.89%

Delinquency:
30 to 59 days	1.07%	1.08%	1.09%
60 to 89 days	0.74%	0.78%	0.79%
90 + days	1.69%	1.71%	1.65%
Total	3.50%	3.57%	3.53%

Payment Rate	16.53%	18.21%	18.30%